Exhibit 23.6

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to (a) the use of our report relating to the proved, probable and possible reserves of gas and oil (including coalbed methane) of Dominion Exploration & Production Inc. and subsidiaries and the producing business of Dominion Transmission, Inc. as of December 31, 2009 appearing in the Form 8-K filed on March 22, 2010 and (b) the incorporation by reference of our name and our report into this Registration Statement on Form S-8 that incorporates by reference such Form 8-K.

We further wish to advise that we are not employed on a contingent basis and that at the time of the preparation of our report, as well as at present, neither Netherland, Sewell & Associates, Inc. nor any of its employees had, or now has, a substantial interest in CONSOL Energy Inc. or any of its subsidiaries, as a holder of its securities, promoter, underwriter, voting trustee, director, officer or employee.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ J. CARTER HENSON, JR., P.E.
J. Carter Henson, Jr., P.E.
Senior Vice President

Houston, Texas

June 30, 2010